Exhibit 10.98

First Amendment
to the
DTE Energy Company
Executive Deferred Compensation Plan
(Amended and Restated Effective January 1, 2005)

Recitals

A.    DTE Energy Company (the “Company”) adopted the DTE Energy Company Executive Deferred Compensation Plan (Amended and Restated Effective January 1, 2005) (the “Plan”) to enable the Company to attract and retain executives.

B.    The Company’s Board of Directors (the “Board”) is authorized to amend the Plan.

C.    By a resolution properly adopted on February 4, 2016, the Board amends the Plan to clarify ambiguous Plan provisions governing participants’ elections to change the form of distribution from the Plan so the provisions reflect the actual administration of the Plan and to delegate the right to amend the Plan to the Organization and Compensation Committee of the Board.

Plan Amendment

The DTE Energy Company Executive Deferred Compensation Plan is amended as follows:

1.    Effective January 1, 2005, Section 6.03(b)(2)(A) is replaced with the following:

(A)    The Participant’s election is filed with the Committee at least 12 months before the earliest date on which the distribution of the Post-2004 Subaccount would begin under the Participant’s then-current distribution election;

(i)    For purposes of this Section 6.03(b)(2)(A), the date the Participant’s employment terminates for any reason other than death is treated as “the earliest date on which distribution of the Post-2004 Subaccount would begin” with respect to any Deferral Period ending on the Participant’s termination of employment if the Participant has not filed a previous election under this Section 6.03(b)(2)(A) to change the form of distribution of the Post-2004 Subaccount.

2.    Effective as of the date this First Amendment is adopted, the first sentence of Section 10.03 is amended to read as follows:

10.03.    Right to Accelerate. The Committee in its sole discretion may accelerate all vested benefits upon termination of the Plan, and pay such benefits in a single lump sum, but only to the extent permitted by Code section 409A and the related Treasury Regulations with respect to Post-2004 Subaccounts.

3.    Effective as of the date this First Amendment is adopted, Section 11.01 is amended to read as follows:

11.01.    Right to Amend or Terminate. The Plan may be amended, modified or terminated by the Committee at any time. Such amendment, modification or termination may modify or eliminate any benefit hereunder except that such amendment, modification or termination shall not affect the rights of Participants or Beneficiaries to the vested portion of a Participant’s Account as of the date of such amendment or termination.
11.02 - different standards for suspending distributions apply under Code §409A to Post-2004 Subaccounts

4.    Effective as of the date this First Amendment is adopted, Section 11.02 is amended to read as follows:

11.02.    Right to Suspend. If the Committee determines that payments under the Plan would have a material adverse affect on the Company’s ability to carry on its business, the Committee may suspend payments of Pre-2005 Subaccounts temporarily for such time as in its sole discretion it deems advisable, but in no event for a period in excess of one year. If the Committee determines that payments under the Plan will jeopardize the Company’s ability to continue as a going concern, the Committee may suspend payments of Post-2004 Subaccounts until the first taxable year when payment will not have that effect. The Committee shall direct the Company to pay such suspended payments in a lump sum immediately upon the expiration of the period of suspension.
11.03 - different standards for Plan termination distributions apply under Code §409A to Post-2004 Subaccounts

5.    Effective as of the date this First Amendment is adopted, the second sentence of Section 12.12 is amended to read as follows:

Unless otherwise authorized by the Committee or its delegate, no amendment or modification to this Plan shall be effective until reduced to writing and adopted pursuant to Section 11.01.

6.    Effective as of the date this First Amendment is adopted, Section 12.07 is amended to read as follows:

12.07.    Successors. In the event of any consolidation, merger, acquisition or reorganization of the Company, the obligations of the Company under this Plan shall continue and be binding upon the Company and its respective successors.

7.    Effective as of the date this First Amendment is adopted, Section 14.04 is amended to read as follows:

14.04.    Liability. Upon and at all times after a Change in Control, the Company shall be liable for all obligations under the Plan to each employee covered by the Plan, regardless of the corporation by which such employee is employed.

DTE Energy Company has caused this First Amendment to be executed on the 4th day of February, 2016.

DTE Energy Company

/S/ Larry E. Steward
__________________________________________
Larry E. Steward
Senior Vice President, Human Resources

First Amendment to DTE Executive Deferred Compensation Plan Restated Effective January 1, 2005 – Page 1 of 1